Exhibit 15.4

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Glass House Brands Inc.

Long Beach, California

We consent to the inclusion of our report dated May 4, 2021, included in the Form 20-F of Glass House Brands Inc., with respect to the combined balance sheets of Bud and Bloom as of August 31, 2019 and December 31, 2018, and the related combined statements of operations, changes in members’ equity, and cash flows for the period ended August 31, 2019 and for the year ended December 31, 2018.

/s/ Macias Gini & O’Connell LLP

Los Angeles, California

December 21, 2022

Macias Gini & O’Connell LLP
2029 Century Park East, Suite 1500
Los Angeles, CA 90067	www.mgocpa.com